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Exhibit 5.1

[SIMPSON THACHER & BARTLETT LETTERHEAD]

May 30, 2002

Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555

Ladies and Gentlemen:

        We have acted as counsel to Abgenix, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration by the Company of (i) $200,000,000 aggregate principal amount of 3 1/2% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock") into which the Notes may be converted (the "Conversion Shares"), (ii) an aggregate of 9,335,716 shares of Common Stock (the "Selling Stockholder Shares") owned by certain selling stockholders of the Company and (iii) an aggregate of 6,344 shares of Common Stock (the "Warrant Shares") issuable to certain selling stockholders of the Company upon the exercise of outstanding warrants (the "Warrants") to purchase shares of Common Stock. The Notes were issued under an indenture (the "Indenture") dated as of March 4, 2002, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee.

        We have examined the Registration Statement; a specimen certificate representing the shares of the Common Stock; and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        In addition, we have assumed the following:

  (i)
  the Indenture is the valid and legally binding obligation of the Trustee; and

  (ii)
  the Notes have been duly authenticated by the Trustee.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

        1.    The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

        2.    The Conversion Shares into which the Notes are initially convertible have been duly authorized and reserved for issuance upon conversion of the Notes and, when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

        3.    The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

        4.    The Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon exercise of the Warrants and, when issued upon exercise of the Warrants, will be validly issued, fully paid and non-assessable.

        Our opinion set forth above in paragraph 1 is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the law of the State of New York and the Federal law of the United States.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT
SIMPSON THACHER & BARTLETT

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  Exhibit 5.1